Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 9, 2012

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IPATH® PURE bETA sUGAR etn

nOTE dESCRIPTION

tHE IPATH® PURE bETA sUGAR etn IS DESIGNED TO PROVIDE INVESTORS WITH EXPOSURE TO THE bARCLAYS sUGAR PURE bETA tOTAL rETURN iNDEX.

iNDEX dESCRIPTION

The Barclays Sugar Pure Beta Total Return Index (the “Index”) reflects the returns that are potentially available THROUGH AN UNLEVERAGED INVESTMENT IN THE FUTURES CONTRACTS IN THE sUGAR MARKETS. tHE iNDEX MAY ROLL INTO ONE OF A NUMBER OF FUTURES CONTRACTS WITH VARYING EXPIRATION DATES, AS SELECTED USING THE bARCLAYS PURE bETA sERIES 2 mETHODOLOGY.

nOTE dETAILS ¢UMULATIVE iNDEX rETURN2

tICKER sGar

iNTRADAY iNDICATIVE ffALUE tICKER sGar.iff

¢UsiP 06740P163

isin Us06740P1637

PRIMARY EXCHANGE nffise aRCA

ffiEARLY FEE1 0.75$

FUTURES EXECUTION COST 0.10$

iNCEPTION DATE 4202011

mATURITY DATE 4182041

iSSUER bARCLAYS bANK Pl bARCLAYS sUGAR PURE bETA tr

ALLABLE etn ffiES sOURCE: bARCLAYS (BASED ON DAILY RETURNS 0411-312 SINCE nOTE INCEPTION DATE).

iNDEX dETAILS 2 iNDEXRETURNSAREFORILLUSTRATIVEPURPOSESONLYANDDONOTREPRESENTACTUALIPATHetnPERFORMANCE.iNDEXPERFORMANCERETURNSDONOTREFLECTANYMANAGEMENTFEES,TRANSACTIONCOSTSOREXPENSES.iNDEXESAREUNMANAGEDANDONECANNOTINVESTDIRECTLYINANINDEX.PASTPERFORMANCEDOESNOTGUARANTEEFUTURERESULTS.FOR CURRENT iNDEX AND IPATH etn PERFORMANCE, GO TO WWW.IPATHetn.COM.

iNDEX NAME bARCLAYS sUGAR PURE bETA tr

OMPOSITION FUTURES ON SUGAR

nUMBER OF COMPONENTS 1

bLOOMBERG iNDEX TICKER iNDEX OMPOSITION b2sbPt

iNCEPTION DATE 10302009

bASE VALUE AND DATE 100 AS OF 12301999

iNDEX SPONSOR bARCLAYS

sOURCE: bARCLAYS, AS OF 3312012. iNDEX COMPOSITION IS SUBJECT TO CHANGE.

1 tHEINVESTORFEEISEQUALTOTHEffiEARLYFEETIMESTHEPRINCIPALAMOUNTOFYOURSECURITIESTIMESTHEINDEXFACTOR,CALCULATEDONADAILYBASISINTHEFOLLOWINGMANNER:tHEINVESTORFEEONTHEINCEPTIONDATEWILLEQUALZERO.oNEACHSUBSEQUENTCALENDARDAYUNTILMATURITYOREARLYREDEMPTION,THEINVESTORFEEWILLINCREASEBYANAMOUNTEQUALTOTHEffiEARLYFE ETIMESTHEPRINCIPALAMOUNTOFYOURSECURITIESTIMESTHEINDEXFACTORONTHATDAY(OR,IFSUCHDAYISNOTATRADINGDAY,THEINDEXFACTORONTHEIMMEDIATELYPRECEDINGTRADINGDAY)DIVIDEDBY365.tHEINDEXFACTORONANYGIVENDAYWILLBEEQUALTOTHECLOSINGVALUEOFTHEINDEX ON THAT DAY DIVIDED BY THE INITIAL INDEX LEVEL. tHE INITIAL INDEX LEVEL IS THE CLOSING VALUE OF THE INDEX ON THE INCEPTION DATE OF THE SECURITIES.

sUGar 100.00$ -10$ 0$ 10$ 20$ 30$ 40$ aPR 11 JUN 11 aUG 11 oCT 11 dEC 11 FEB 12

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aNNUALIZED PERFORMANCE, sTANDARD dEVIATION aND ¢ORRELATION HISTORY

iNDEX ¢ORRELATIONS4

5-ffiEAR rETURN $ aNNUALIZED

3-ffiEAR rETURN $ aNNUALIZED

1-ffiEAR rETURN $ aNNUALIZED

6-MONTH rETURN $

3-MONTH rETURN $

sTANDARD dEVIATION $

aNNUALIZED3

4.20

1.00

bARCLAYS sUGAR PURE bETA tr

5.60

-0.75

8.98

NA

NA

s&P 500 iNDEX

12.59

25.89

8.54

23.42

2.01

2.96

0.35

msi eaFe iNDEX

10.86

14.56

-5.77

17.13

-3.51

3.37

0.44

msi eMERGING mARKETS iNDEXsm

14.08

19.13

-8.80

25.07

4.67

3.71

0.46

0.30

1.43

7.71

6.83

6.25

0.46

-0.28

bARCLAYS U.s. aGGREGATE bOND iNDEX

dOW JONES-Ubs OMMODITY iNDEX tOTAL rETURNsm

0.89

1.23

-16.28

9.05

-2.78

2.73

0.58

sOURCE: bLACKrOCK, bARCLAYS, s&P, msi AND dOW JONES-Ubs, AS OF 3312012.

iNDEX RETURNS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND DO NOT REPRESENT ACTUAL IPATH etn PERFORMANCE. iNDEX PERFORMANCE RETURNS DO NOT REFLECT ANY MANAGEMENT FEES, TRANSACTION COSTS OR EXPENSES. iNDEXES ARE UNMANAGED AND ONE CANNOT INVEST DIRECTLY IN AN INDEX. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. FOR CURRENT iNDEX AND IPATH etn PERFORMANCE, GO TO WWW.IPATHetn.COM.

3

sTANDARDDEVIATIONISAMEASUREOFVARIABILITYFROMTHEEXPECTEDVALUE.sTANDARDdEVIATION$aNNUALIZEDISBASEDONMONTHLYRETURNSFOR311-312,ANDDESCRIBESHOWTHEANNUALRETURNSINAGIVENANNUALPERIODARELIKELYTODIFFERFROMAVERAGEANNUALIZEDRETURNS.bECAUSETHEsTANDARDdEVIATION$aNNUALIZEDISBASED ON HISTORICAL DATA, IT MAY NOT PREDICT VARIABILITY IN ANNUALIZED PERFORMANCE OF THE etnS IN THE FUTURE. sOURCE: bLACKrOCK, bARCLAYS

4

ORRELATIONSBASEDONWEEKLYRETURNSFOR311-312.ORRELATIONISTHETERMUSEDTODESCRIBETHESTATISTICALRELATIONSHIPBETWEENTWOORMOREQUANTITIESORVARIABLES.PERFECTLYCORRELATEDASSETSWILLHAVEACORRELATIONCOEFFICIENTOFONE,WHILETHECORRELATIONCOEFFICIENTWILLBEZEROWHENRETURNSONTWOASSETSARECOMPLETELY INDEPENDENT. sOURCE: bLACKrOCK, bARCLAYS

sELECTED rISK ONSIDERATIONS

aNINVESTMENTINTHEIPATHetnSDESCRIBEDHEREIN(THEETNs”)INVOLVESRISKS.sELECTEDRISKSARESUMMARIZEDHERE,BUTWEURGEYOUTOREADTHEMOREDETAILEDexplanation of risks described under Risk Factors” in the applicable prospectus supplement and pricing supplement.

ffiOUmAYlOSEsOMEORaLLOFffiOURPRINCIPAL:tHEetnSAREEXPOSEDTOANYDECREASEINTHELEVELOFTHEUNDERLYINGINDEXBETWEENTHEINCEPTIONDATEANDTHEAPPLICABLEVALUATIONDATE.aDDITIONALLY,IFTHELEVELOFTHEUNDERLYINGINDEXISINSUFFICIENTTOOFFSETTHENEGATIVEEFFECTOFTHEINVESTORFEEANDOTHERAPPLICABLECOSTS,YOUWILLLOSESOMEORALLOFYOURI NVESTMENTATMATURITYORUPONREDEMPTION,EVENIFTHEVALUEOFSUCHINDEXHASINCREASED.bECAUSETHEetnSARESUBJECTTOANINVESTORFEEANDANYOTHERAPPLICABLECOSTS,THERETURNONTHEetnSWILLALWAYSBELOWERTHANTHETOTALRETURNONADIRECTINVESTMENTINTHEINDEXCOMPONENTS. tHE etnS ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES AND HAVE NO PRINCIPAL PROTECTION.

REDITOFbARCLAYSbANKPl:tHEetnSAREUNSECUREDDEBTOBLIGATIONSOFTHEISSUER,bARCLAYSbANKPl,ANDARENOT,EITHERDIRECTLYORINDIRECTLY,ANOBLIGATIONOFORGUARANTEEDBYANYTHIRDPARTY.aNYPAYMENTTOBEMADEONTHEetnS,INCLUDINGANYPAYMENTATMATURITYORUPONREDEMPTION,DEPENDSONTHEABILITYOFbARCLAYSbANKPlTOSATISFYITSOBLIGATIONSASTHEYC OMEDUE.aSARESULT,THEACTUALANDPERCEIVEDCREDITWORTHINESSOFbARCLAYSbANKPlWILLAFFECTTHEMARKETVALUE,IFANY,OFTHEetnSPRIORTOMATURITYORREDEMPTION.iNADDITION,INTHEEVENTbARCLAYSbANKPlWERETODEFAULTONITSOBLIGATIONS,YOUMAYNOTRECEIVE ANY AMOUNTS OWED TO YOU UNDER THE TERMS OF THE etnS.

iSSUERrEDEMPTION:iFSPECIFIEDINTHEAPPLICABLEPROSPECTUS,bARCLAYSbANKPlWILLHAVETHERIGHTTOREDEEMORcall”ASERIESOFetnS(INWHOLEBUTNOTINPART) AT ITS SOLE DISCRETION AND WITHOUT YOUR CONSENT ON ANY TRADING DAY ON OR AFTER THE INCEPTION DATE UNTIL AND INCLUDING MATURITY.

IP-sGar-i0312

bARCLAYSPUREbETAsERIES2mETHODOLOGY:tHEbARCLAYSPUREbETAsERIES2mETHODOLOGYSEEKSTOMITIGATEDISTORTIONSINTHECOMMODITIESMARKETSASSOCIATEDWITHINVESTMENTFLOWSANDSUPPLYANDMANDDISTORTIONS.HOWEVER,THEREISNOGUARANTEETHATTHEPUREbETAsERIES2mETHODOLOGYWILLSUCCEEDINTHESEOBJECTIVESANDANINVESTMENTINTHEetnSLINKEDTOINDI CESUSINGTHISTHODOLOGYMAYUNDERPERFORMCOMPAREDTOANINVESTMENTINATRADITIONALCOMMODITY INDEX LINKED TO THE SAME COMMODITIES.

mARKETANDffOLATILITYrISK:tHEPRICESOFPHYSICALCOMMODITIES,INCLUDINGTHECOMMODITIESUNDERLYINGTHEINDEXCOMPONENTS,CANFLUCTUATEWIDELYDUETOSUPPLYANDDEMANDDISRUPTIONSINMAJORPRODUCINGORCONSUMINGREGIONS.aDDITIONALLY,THEMARKETVALUEOFTHEetnSMAYBEINFLUENCEDBYMANYUNPREDICTABLE FACTORS INCLUDING CHANGES IN SUPPLY AND DEMAND RELATIONSHIPS, GOVERNMENTAL POLICIES AND ECONOMIC EVENTS.

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bENEFITS

rISKS

mAY PROVIDE PORTFOLIO DIVERSIFICATION AND COMPLETION*

nO PRINCIPAL PROTECTION

aBILITY TO EXECUTE TACTICAL VIEWS

¢REDIT RISK OF THE ISSUER

iNTEREST rATE mANAGEMENT

¢ONCENTRATION OF INDEX EXPOSURE

HEDGING tOOL

mINIMUM REDEMPTION VALUE DIRECTLY WITH ISSUER

eXCHANGE LISTED

mARKET RISK

dAILY REDEMPTION CAPABILITIES DIRECTLY TO ISSUER

ffiEARLY FEE AND APPLICABLE COSTS

nO TRACKING ERROR TO THEIR SPECIFIED UNDERLYING INDEX**

* dIVERSIFICATION DOES NOT PROTECT AGAINST MARKET RISK.

** eXCLUDING FEES AND APPLICABLE COSTS AND APPLIES ONLY TO THE INDICATIVE VALUE, NOT NECESSARILY TO THE SECONDARY MARKET PRICE. tRACKING ERROR REFERS TO THE UNDEROVER PERFORMANCE DIFFERENTIAL OF AN etn VERSUS ITS UNDERLYING INDEX OVER A GIVEN TIME PERIOD, AFTER ACCOUNTING FOR THE etn’S FEES AND COSTS. oNE CANNOT INVEST DIRECTLY IN AN INDEX.

ONCENTRATIONrISK:bECAUSETHEetnSARELINKEDTOANINDEXCOMPOSEDOFFUTURESCONTRACTSONASINGLECOMMODITYORINONLYONECOMMODITYSECTOR,THEetnS ARE LESS DIVERSIFIED THAN OTHER FUNDS. tHE etnS CAN THEREFORE EXPERIENCE GREATER VOLATILITY THAN OTHER FUNDS OR INVESTMENTS.

atRADINGmARKETFORTHEetnSmAYnOTdEVELOP:aLTHOUGHTHEetnSARELISTEDONnffiseaRCA,ATRADINGMARKETFORTHEetnSMAYNOTDEVELOPANDTHELIQUIDITY OF THE etnS MAY BE LIMITED, AS WE ARE NOT REQUIRED TO MAINTAIN ANY LISTING OF THE etnS.

nO iNTEREST PAYMENTS FROM THE etnS: ffiOU MAY NOT RECEIVE ANY INTEREST PAYMENTS ON THE etnS.

rESTRICTIONSONTHEmINIMUMnUMBEROFetnSANDdATErESTRICTIONSFORrEDEMPTIONS:ffiOUMUSTREDEEMATLEAST50,000etnSOFTHESAMESERIESATONETIMEINORDERTOEXERCISEYOURRIGHTTOREDEEMYOURetnSONANYREDEMPTIONDATE.ffiOUMAYONLYREDEEMYOURetnSONAREDEMPTIONDATEIFWERECEIVEANOTICE OF REDEMPTION FROM YOU BY CERTAIN DATES AND TIMES AS SET FORTH IN THE PRICING SUPPLEMENT.

UNCERTAINtAXtREATMENT:sIGNIFICANTASPECTSOFTHETAXTREATMENTOFTHEetnSAREUNCERTAIN.ffiOUSHOULDCONSULTYOUROWNTAXADVISORABOUTYOUROWNTAXSITUATION.

bARCLAYSbANKPlHASFILEDAREGISTRATIONSTATEMENT(INCLUDINGAPROSPECTUS)WITHTHEseFORTHEOFFERINGTOWHICHTHISCOMMUNICATIONRELATES.bEFOREYOUINVEST,YOUSHOULDREADTHEPROSPECTUSANDOTHERDOCUMENTSbARCLAYSbANKPlHASFILEDWITHTHEseFORMORECOMPLETEINFORMATIONABOUTTHEISSUERANDTHISOFFERING.ffiOUMAYGETTHESEDOCUMENTSFORFREEBY VISITINGWWW.IPATHetn.COMORedGarONTHEseWEBSITEATWWW.SEC.GOV.aLTERNATIVELY,bARCLAYSbANKPlWILLARRANGEFORbARCLAYSAPITALiNC. TOSENDYOUTHEPROSPECTUSIFYOUREQUESTITBYCALLING TOLL-FREE 1-877-764-7284,ORYOU MAY REQUEST A COPY FROM ANY OTHER DEALER PARTICIPATING IN THE OFFERING.

bLACKrOCK iNVESTMENTS, ll, ASSISTS IN THE PROMOTION OF THE IPATH etnS.

tHEetnSMAYBESOLDTHROUGHOUTTHEDAYONTHEEXCHANGETHROUGHANYBROKERAGEACCOUNT.OMMISSIONSMAYAPPLYANDTHEREARETAXCONSEQUENCESINTHEEVENT OF SALE, REDEMPTION OR MATURITY OF etnS.

eACH OF THE bARCLAYS COMMODITIES INDICES REFERENCED HEREIN IS A TRADEMARK OF bARCLAYS bANK Pl.

IP-sGar-i0312

2012bARCLAYSbANKPl.aLLRIGHTSRESERVED.IPATH,IPATHetnSANDTHEIPATHLOGOAREREGISTEREDTRADEMARKSOFbARCLAYSbANKPl.aLLOTHERTRADEMARKS,SERVICEMARKS OR REGISTERED TRADEMARKS ARE THE PROPERTY, AND USED WITH THE PERMISSION, OF THEIR RESPECTIVE OWNERS. IP-0552-0512

1-877-764-7284 WWW.IPATHETN.COM

nOT Fdi¢ iNSURED - nO bANK GUARANTEE - mAY lOSE ffALUE